SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

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Jamba, Inc.

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April 5, 2012

Dear Stockholders,

I am pleased to share Jamba’s achievements and results for 2011. We delivered on all of our strategic and plan objectives, marking the completion of the turnaround phase of our efforts. Our new strategic priorities broaden and extend our efforts to become a leading global healthy, active lifestyle brand.

During 2011, we focused on ensuring a customer first service culture; improving our menu offerings across all day-parts; accelerating development of our franchise system; building a robust portfolio of consumer products; and reducing costs and expenses.

We refreshed our baked goods and snacks and added new, innovative menu offerings such as our probiotic fruit and yogurt blends; fruit and vegetable smoothies; fruit refreshers made with coconut water; daily super fruit shots; breakfast wraps; and all-natural energy drinks. We also expanded our Whirl’ns™ frozen yogurt program to over 150 company stores. As a result, we improved sales across all day-parts, particularly our morning and evening day-parts.

We also improved our marketing programs by raising both our internal and external resources to a new level of excellence, redeploying resources to provide us with added local impact and accelerating our programs in social and digital media to ensure full connectivity, interaction and engagement with our consumers. Our social responsibility program, “Team Up for a Healthy America”, highlighted Jamba’s position as a healthy, active lifestyle brand and our goal to make a difference in the fight against childhood obesity. Venus Williams and our other key partners are joining with us on this important initiative.

Our efforts to accelerate our consumer goods growth platform were nothing short of outstanding. With 10 agreements in place during 2011, our Jamba brand gained a presence in all 50 states with over 30,000 points of distribution across a broad range of grocery, natural food, club, mass and convenience channels. We will continue to expand the reach of Jamba-branded products in 2012.

During 2011, we completed our refranchising initiative and opened 84 total locations on a global basis — nine Company Stores and 22 Franchise Stores in the United States, 18 International Stores and 35 JambaGo™ units. We now have in place signed agreements with very experienced franchise partners in South Korea, the Philippines, and Canada that will result in the opening of a total of 320 stores within the next 10 years. Of those stores, our partners opened 16 stores in South Korea and one each in Canada and the Philippines.

We also began testing a new growth concept domestically called JambaGo™. This new express format offers limited menu and self-service of our brand’s most popular smoothies. It allows Jamba to rapidly expand availability in venues such as K-12 schools, colleges, and other similar outlets. We had 35 JambaGo™ wellness centers in operation during 2011 and, based on those results, we will accelerate this initiative in 2012.

I’m very pleased with our achievements which have moved Jamba from turnaround to transformation as a leading health and wellness brand. We believe we now have a winning business model, winning management team and a strategic vision that will drive accelerated growth into the future.

I thank you for your continued support of our Company.

James D. White

Chairman, President and Chief Executive Officer

April 5, 2012

TO THE STOCKHOLDERS OF

JAMBA, INC.:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) on May 17, 2012, at 8:00 a.m. local time, which will be held at the Company’s principal offices, located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. At the Annual Meeting, the Company will present a report on its operations during the past year and respond to questions from stockholders. Accompanying this Proxy Statement is the Company’s 2011 Annual Report to Stockholders.

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 5, 2012, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

Sincerely yours,

JAMES D. WHITE

Chairman, President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2012

Dear Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders of Jamba, Inc., a Delaware corporation (the “Company”) (the “Annual Meeting”), which will be held at the Company’s principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 on May 17, 2012, at 8:00 a.m. local time, for the following purposes:

1. To elect six nominees as directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2013.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 26, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

By Order of the Board of Directors,

KAREN L. LUEY

Secretary

Emeryville, California

April 5, 2012

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or, if you have received a paper copy of the proxy materials by mail, by completing and promptly mailing your proxy card in the postage-paid envelope provided to assure that your shares are represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2012

This Proxy Statement relating to the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended January 3, 2012 are available at www.proxyvote.com.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its 2012 Annual Meeting of Stockholders to be held on May 17, 2012, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being made available to stockholders on or about April 5, 2012.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on March 26, 2012 (the “Record Date”) will be entitled to vote at the meeting and any postponement or adjournment thereof. As of the Record Date, there were 67,306,639 shares of common stock of the Company (the “Common Stock”) outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. As of the Record Date, there were 109,149 shares of Series B-1 Preferred Stock (“the Series B-1 Preferred”) outstanding and 59,240 shares of Series B-2 Preferred Stock (the “Series B-2 Preferred”) outstanding. By virtue of their ownership, and as permitted under our Certificate of Designation, Preferences and Rights of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate of Designation”), the holders of Series B-1 Preferred are entitled to elect, voting as a separate class, two directors to our Board (the “Series B-1 Directors”), and the holders of Series B-2 Preferred are entitled to elect, voting as a separate class, one director to our Board (the “Series B-2 Director”). The holders of our Series B-1 Preferred have indicated their intent to re-elect Andrew R. Heyer and Beth Bronner as the Series B-1 Directors. The holders of our Series B-2 Preferred have indicated their intent to re-elect Marvin Igelman as the Series B-2 Director. The holders of the Series B-1 Preferred and Series B-2 Preferred are entitled to vote together with the holders of our Common Stock on all other matters submitted to a vote.

Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by him or her, 100 votes for each share of Series B-1 Preferred held by him or her, or 100 votes for each share of Series B-2 Preferred held by him or her. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Restated Certificate”). Our current Restated Certificate does not have any other requirements for a quorum of the stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and amendments to or adoptions of stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com, or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the notice by mail described below or, if you receive a paper copy of the proxy materials, on the proxy card provided.

“Notice and Access” Model. The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others. We must comply with these rules in connection with our 2012 Annual Meeting.

Under the full set delivery option a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the company must post all proxy materials on a publicly-accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines (i) information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request paper or email copies of the proxy materials.

In connection with our 2012 Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail instructing you how to access proxy materials at http://www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company deliver paper copies of the proxy materials as well.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

Annual Meeting Attendance

You are entitled to attend the Annual Meeting only if you were a Company stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership. In addition, the Notice will serve as proof of stock ownership as of the Record Date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s bylaws (the “Bylaws”), the Board of Directors of the Company (hereinafter referred to as the “Board” or the “Board of Directors”) has currently set the size of the Board at nine members and there are currently nine members serving. The terms of the current directors expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board has nominated six persons for election at the Annual Meeting to serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees for election to the Board are presently directors of Jamba. The holders of our Series B-1 Preferred, voting as a separate class, will elect two additional directors. The holders of our Series B-2 Preferred, voting as a separate class, will elect one additional director. Set forth below is information regarding the nominees to the Board for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate such an occurrence), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the six nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than six nominees. Abstentions, “broker non-votes” and withheld votes will not count towards election of any director nominee. Under our Bylaws, if an incumbent director standing for re-election is not re-elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

The six Company nominees to the Board to serve until the next Annual Meeting and until their successors have been duly elected and qualified are as follows:

Name	Age	Director Since
James D. White	51	2008
Lesley H. Howe	67	2007
Richard L. Federico	57	2006
Brian Swette	58	2006
Michael A. Depatie	55	2010
Fritzi G. Woods	52	2011

As permitted under our Certificate of Designation, the holders of our Series B-1 Preferred have indicated their intent to re-elect Andrew R. Heyer and Beth Bronner as the Series B-1 Directors and the holders of our Series B-2 Preferred have indicated their intent to re-elect Marvin Igelman as the Series B-2 Director, in each case to serve on the Board until the next Annual Meeting and until their successors have been duly elected and qualified. Their respective ages and dates of prior service on the Board are as follows:

Name	Age	Director Since
Beth Bronner	60	2009
Andrew R. Heyer	54	2009
Marvin Igelman	49	2011

The principal occupations and qualifications of each of the six Company nominees for director and the directors elected by the holders of our Series B-1 Preferred and our Series B-2 Preferred are as follows. There are no family relationships among any of our directors or executive officers.

JAMES D. WHITE has served as a member of our Board of Directors and our President and Chief Executive Officer since December 2008. Previously, Mr. White was Senior Vice President of Consumer Brands for Safeway, Inc. with responsibility for brand strategy, innovation, manufacturing and commercial sales from 2005 to 2008. Prior to Safeway, Mr. White was Senior Vice President of Business Development, North America at the Gillette Company, where his responsibilities included centralized marketing, sales, retail execution, marketing planning and Canadian operations from 2002 to 2005. Mr. White also held executive and management roles with Nestlé Purina from 1987 to 2005, including Vice President, Customer Interface Group from 1999 to 2002, and Vice President, Customer Development East from 1997 to 1999.

Mr. White has been re-appointed Chairman of the Board contingent upon his re-election to the Board at the Annual Meeting. Mr. White’s position as our President and Chief Executive Officer and his extensive consumer products and senior management experience make him particularly qualified for service on our Board.

LESLEY H. HOWE has been a member of our Board of Directors since December 2007. Mr. Howe has over 40 years of financial and management experience, spending more than 30 years with the international accounting firm of KPMG LLP, where he was a senior partner and from 1994-1997 served as Area Managing Partner for the Los Angeles office. He served as Chief Executive Officer of Consumer Networks LLC, a San Diego-based internet marketing and promotions company from 2001 until its sale in 2007. Mr. Howe is a member of the Board of Directors of P.F. Chang’s China Bistro Inc., NuVasive, Inc. and Volcano Corporation.

Mr. Howe has been re-appointed Lead Director contingent upon his re-election to the Board at the Annual Meeting. The Lead Director chairs executive sessions of Jamba’s independent directors and has the authority to call such sessions. The Lead Director also participates in the preparation of agendas and schedules for meetings of the Board, coordinates with the Chairman regarding the flow of information to the directors, serves as a liaison between the independent directors and management, and chairs meetings of the Board in the Chairman’s absence. Mr. Howe’s extensive experience in public accounting and his financial expertise make him particularly qualified for service on our Board and our Audit Committee of the Board.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Since February 1996, Mr. Federico has served as a director of P.F. Chang’s China Bistro Inc., and he has served as Chief Executive Officer of P.F. Chang’s China Bistro Inc. since September 1997. In December 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro Inc. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations. Since February 2011, Mr. Federico has served on the Board of Directors of Domino’s Pizza. Mr. Federico’s business acumen and experience in leading a successful publicly-held restaurant concept make him particularly qualified for service on our Board, our Nominating and Corporate Governance Committee of the Board and our Compensation and Executive Development Committee of the Board.

BRIAN SWETTE has been a member of our Board of Directors since November 2006. Mr. Swette served as a board member of Burger King Corporation between 2002 and 2011 and as Chairman of its Board from April 2006 until June 2008. He is also an investor and board member in CBL Partners, FRS Company, Care.com, Shutterfly and Schiff Nutrition International. Mr. Swette served in several capacities at eBay from 1998 through the end of 2002, including Chief Operating Officer and Vice President of Marketing. He led eBay’s penetration into international markets, oversaw the development of its marketing, managed the implementation of its fixed-price strategy and charted a course into new business categories such as automotive and business-to-business. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola where he was one of the architects of Pepsi’s move into the water, tea, coffee and juice categories. Prior to Pepsi-Cola, Mr. Swette spent four years as a Brand Manager at Procter & Gamble. Mr. Swette is a Trustee of Arizona State University, Endeavor.org and The Global Institute of Sustainability. Mr. Swette’s knowledge and expertise on brand and marketing, and his experience on other public company boards of directors, make him particularly qualified for service on our Board and our Compensation and Executive Development Committee of the Board.

MICHAEL A. DEPATIE has been a member of our Board of Directors since November 2010. Mr. Depatie has served as Chief Executive Officer of Kimpton Hotels and Restaurants, LLC since July 2006 and is also a member of Kimpton’s Board of Directors. Prior to being elected as Kimpton’s Chief Executive Officer, Mr. Depatie served as their president from September 2005 having joined the Kimpton family of companies as Chief Executive Officer for real estate for Kimpton Group Holding, LLC in 2003. Kimpton is the largest developer and operator of boutique hotels with 51 hotels presently in 23 U.S. cities. Mr. Depatie is responsible for all aspects of Kimpton’s development and operating activities. He also oversees the investment of the $157 million Kimpton Hospitality Partners Fund I and $202 million Kimpton Hospitality Partners Fund II. Prior to Kimpton, Mr. Depatie held senior finance and development roles in a number of rapidly growing lodging companies including Residence Inn and Summerfield Suites. Prior to his current position, Mr. Depatie was the Chief Financial Officer of Sunterra, a NYSE listed resort hotel vacation ownership company and NYSE listed La Quinta, a national chain of limited service hotels. Mr. Depatie’s extensive senior management experience and his financial expertise make him particularly qualified for service on our Board and our Audit Committee of the Board.

FRITZI G. WOODS has been a member of our Board of Directors since May 2011. Ms. Woods has served as Chief Executive Officer and President of Women’s Foodservice Forum, the premier organization for delivering relevant content, developing competence and building connections to advance women and drive growth for foodservice manufacturers, distributors and operators since 2010. From 2003 to 2010, Ms. Woods served as Chief Executive Officer and President of PrimeSource FoodService Equipment, Inc., a leading restaurant equipment distribution company, supporting over 20,000 restaurants from the world’s leading restaurant chains in over 40 countries. Ms. Woods continues to serve as the Chairman of the Board of PrimeSource. Ms. Woods’ extensive senior management experience and her financial expertise make her particularly qualified for service on our Board and our Audit Committee of the Board.

BETH BRONNER has been a member of our Board since June 2009. Ms. Bronner is a Managing Director of Mistral Equity Partners and has served in that capacity since September 2007. Ms. Bronner served as Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide, Inc., from September 2003 to July 2006. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. She has also previously served in executive roles at ADVO, Inc., Sunbeam Corporation, Citibank, N.A., AT&T Company, Revlon and Haagen-Dazs and has held senior marketing positions across a diverse group of consumer focused product and service industries during her career. Ms. Bronner currently serves on the Board of Directors and chairs the Compensation Committee of Assurant, Inc. Ms. Bronner was also a member of the Board of Directors and the Governance Committee of The Hain Celestial Group, Inc. from 1993 to 2010. Previously, Ms. Bronner served on the board of directors and audit committee of Coolbrands International, Inc. from 2003 to 2006. She also currently serves on the boards of several not for profit organizations including The Goodman Theater. Ms. Bronner’s business and management experience in the consumer focused product and services industries makes her particularly qualified for service on our Board and our Nominating and Corporate Governance Committee of the Board.

ANDREW R. HEYER has been a member of our Board of Directors since June 2009. Mr. Heyer is the Chief Executive Officer and a Managing Director of Mistral Capital Management, LLC, a private equity fund. From 2000 to 2007, Mr. Heyer was a Managing Partner of Trimaran Capital Partners, L.L.C., a private equity firm and a member of the Investment Committee of Trimaran Advisors, L.L.C., which is the investment advisor to a series of collateralized loan obligation funds. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp., which he joined in 1995, and a co-head of the CIBC Argosy Merchant Banking Funds. Mr. Heyer also served on the board of directors and audit committees of Las Vegas Sands and Hain Celestial Group from 2007-2008 and 2007-2009, respectively. Mr. Heyer currently serves on the Board of Directors of Shearers Food, Country Pure Foods and Worldwise, Inc., and he serves on the Board of Overseers of the University of Pennsylvania School Health Systems and is a Member of the Board of Trustees of the University of Pennsylvania. Mr. Heyer’s business, financial and investment experience in the consumer focused product and services industries makes him particularly qualified for service on our Board and our Compensation and Executive Development Committee of the Board.

MARVIN IGELMAN has been a member of our Board since May 2011. Mr. Igelman is the Chief Executive Officer of Sprylogics International Inc., a semantic search company based in Toronto, Canada. From February 2010 to June 2011, Mr. Igelman served as a director and the Chief Strategy Officer of Poynt Corporation, a Canadian company that offers mobile location-based search services. From May 2006 to February 2010, Mr. Igelman served as the Chief Executive Officer of Unomobi Incorporated, a mobile advertising and messaging platform he founded, which was acquired by Poynt Corporation in February 2010. From 2002 to 2006, Mr. Igelman served as a business development consultant for numerous technology companies and established a number of other ventures, including founding Unomobi Incorporated. Mr. Igelman serves on the Board of Directors of NorthCore Technology Inc. and American Apparel Inc. Mr. Igelman is a graduate of Toronto’s Osgoode Hall Law School. Mr. Igelman’s extensive business and senior management experience make him particularly qualified for service on our Board and our Nominating and Corporate Governance Committee of the Board.

Background information on the officers of the Company other than Mr. White can be found in our Annual Report on Form 10-K filed with the SEC on March 9, 2012 under the heading “Executive Officers.”

Recommendations of the Board of Directors

The Board of Directors recommends a vote “FOR” our nominees named above.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, except for James D. White, each of the Company director nominees standing for election, and each of the directors intended to be elected by the holders of Series B-1 Preferred and Series B-2 Preferred, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror the criteria specified by applicable law and regulations of the SEC and the NASDAQ. In making the determination of independence of our non-management directors, the Board of Directors evaluated the independence of Mr. Heyer and Ms. Bronner in connection with past equity transactions with the Company between and the payment of monitoring fees by the Company to Mistral Capital Management, LLC and its affiliates.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman, a Chief Executive Officer and a Lead Director. In the current structure, the roles of Chief Executive Officer and Chairman of our Board are combined, and the Lead Director is elected annually by all independent directors. James D. White has served as our Chief Executive Officer since 2008 and as Chairman since the 2010 Annual Meeting of Stockholders. Lesley H. Howe has served as our Lead Director since the 2010 Annual Meeting of Stockholders.

The Board believes that Mr. White is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the CEO brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which are essential to effective corporate governance.

Additionally, one of the responsibilities of the Board is to work with management to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of our stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Mr. Howe was appointed in 2010 by the independent members of our Board as our Lead Director. Mr. Howe has been re-appointed Lead Director contingent upon his re-election to the Board at the Annual Meeting. Mr. Howe’s duties as Lead Director include:

•	setting the agenda and serving as chairman for the executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors, including communicating to the Chairman, as appropriate, the results of executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present, including authority to call meetings of the independent directors;

•	approving the agenda and information sent in connection with Board meetings and ensuring that the other independent directors also have an opportunity to provide input on the agenda;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	chairing Board meetings if the Chairman is unable to attend.

Our Board elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on strategic direction, challenges and risks we face. Our Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of our Board oversees management of financial risks, and its charter tasks the committee to provide oversight of and review at least annually our risk management policies. The Compensation and Executive Development Committee of our Board is responsible for overseeing the management of risks relating to and arising from our executive compensation plans and arrangements. These committees provide regular reports to the full Board.

Management is tasked with the direct management and oversight of legal, financial, and commercial compliance matters, which includes identification and mitigation of associated areas of risk. The Chief Financial Officer provides regular reports of legal risks to our Board and committees. The Chief Financial Officer and the Controller provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Compensation and Executive Development Committee’s compensation consultant provide analysis of risks related to our compensation programs and practices to the Compensation and Executive Development Committee.

Certain Relationships and Related Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that Jamba will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Jamba, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

The Company paid $0.4 million to Mistral Capital Management, LLC for monitoring fees pursuant to the securities purchase agreement for the sale of its Series B-1 Preferred. Mistral Capital Management, LLC serves as an investment manager to certain funds that hold shares of the Company’s Series B-1 Preferred. Two members of the Company’s Board of Directors, Andrew R. Heyer and Beth L. Bronner, each hold a position as Managing Director of Mistral Capital Management, LLC.

Other than the foregoing, there were no relationships or related party transactions in the fiscal year ended January 3, 2012 requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties in a manner consistent with our internal Policy Statement on Related Party Transactions.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time our Board of Directors holds its regularly scheduled meetings.

Committees and Meeting Attendance

The Board of Directors has a standing Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Board of Directors held six meetings during Fiscal 2011. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2011, each of our incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period in which such director served. Directors are expected to make every effort to attend our annual meetings of stockholders; nine of the nine directors then serving attended the Company’s last Annual Meeting of Stockholders held on May 19, 2011.

The following table sets forth the three standing committees of the Board of Directors, the current members and former members of each committee who served during Fiscal 2011 and the number of meetings held by each such committee during Fiscal 2011:

Name of Director	Audit	Compensation and Executive Development	Nominating and Corporate Governance
Richard L. Federico(1)	Former Member	Member	Chair
Brian Swette(2)		Chair	Former Member
Lesley H. Howe(3)	Chair	Former Member
Andrew R. Heyer		Member
Beth Bronner			Member
Michael Serruya(4)	Former Member
Michael A. Depatie	Member
Marvin Igelman(5)			Member
Fritzi G. Woods(6)	Member
Number of Meetings:	4	6	4

(1)	Mr. Federico served on our Audit Committee until the 2011 Annual Meeting of Stockholders. Mr. Federico was appointed to our Compensation and Executive Development Committee on March 8, 2012.
(2)	Mr. Swette served on our Nominating and Corporate Governance Committee until December 6, 2011.
(3)	Mr. Howe served on our Compensation and Executive Development Committee until March 8, 2012.
(4)	Mr. Serruya served on our Audit Committee until the 2011 Annual Meeting of Stockholders.
(5)	Mr. Igelman was appointed to our Nominating and Corporate Governance Committee on December 6, 2011.
(6)	Ms. Woods began serving on our Audit Committee on August 11, 2011.

Audit Committee

The current members of the Audit Committee are Lesley H. Howe (Chair), Michael A. Depatie and Fritzi G. Woods.

Each of the members of the Audit Committee is independent for purposes of the applicable NASDAQ rules and the rules and regulations of the SEC as they apply to Audit Committee members.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board. The Board made a determination that all current members of the Audit Committee are “audit committee financial experts” based upon the Nominating and Corporate Governance Committee’s report and each Board member’s review of the information made available to the committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately preceding Proposal No. 2.

Compensation and Executive Development Committee

The current members of the Compensation and Executive Development Committee are Brian Swette (Chair), Richard L. Federico and Andrew R. Heyer. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable NASDAQ rules. The Compensation and Executive Development Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link.

As more fully described in the committee’s charter, the primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; and (iv) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Executive Development Committee is or has been an officer or employee of the Company during Fiscal 2011. During Fiscal 2011, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2011, none of the Company’s executive officers served on the Compensation and Executive Development Committee or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation and Executive Development Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Richard L. Federico (Chair), Beth Bronner and Marvin Igelman.

Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

The Board of Directors has adopted a Director Qualifications and Nominations Policy, the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected. The Director Qualifications and Nominations Policy is administered by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and seeks to have a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers, among other things, the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and

Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be so evaluated, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, 120 days prior to the anniversary of the date proxy statements were released to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

Our Bylaws permit stockholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)

c/o Corporate Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Fax: (510) 653-0643

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board, or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Vice President of Legal Affairs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics can be obtained on the Company’s website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Company intends to post on its website any amendments to or waivers of the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board of Directors, criteria for membership on the Board of Directors and other Board of Directors governance matters. These guidelines can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to Jamba, Inc., c/o ICR, Inc., 825 Third Avenue, 31st Floor, New York, NY, 10022, by emailing investors@jambajuice.com , or by telephoning (203) 682-8200.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter adopted and approved by the Board of Directors in 2006. The members of the Audit Committee are independent as defined by its charter, the NASDAQ Global Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 3, 2012 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 114 (Communication with Audit Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants and considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2012 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Lesley H. Howe, Chairman

Michael A. Depatie

Fritzi G. Woods

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that stockholders ratify the selection of KPMG LLP as its independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending January 1, 2013 (“Fiscal 2012”). KPMG LLP has acted in such capacity since its appointment in fiscal year 2008.

A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2012. If the selection of KPMG LLP as auditors for Fiscal 2012 is not approved by stockholders, the adverse vote will be considered by the Audit Committee in its decision to retain KPMG as auditors for 2012. Even if this selection is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended January 3, 2012 (“Fiscal 2011”) and fiscal year ended December 28, 2010 (“Fiscal 2010”) by its independent registered public accounting firm, KPMG LLP:

	January 3, 2012 (53 weeks)	December 28, 2010 (52 weeks)
Audit Fees (1)	$740,000	$746,520
Audit-Related Fees (2)	22,000	20,900
Tax Fees	76,915	115,644
All Other Fees	—	—

Total Fees	$838,915	$883,064

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. During Fiscal 2011 and Fiscal 2010, all fees paid to our independent auditors were pre-approved in accordance with this policy without exception.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have authority to vote your shares on a discretionary basis in favor of the proposal.

The Board of Directors recommends a vote “FOR” the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) is intended to provide an explanation of our compensation program relating to Fiscal 2011, with particular focus on our Chief Executive Officer (“CEO”) and the other executives named in the “2011 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”).

Executive Summary

Fiscal 2011 was a year of significant progress for Jamba. Our financial results for Fiscal 2011 reflect the implementation of our strategy to improve our operating margins, increase our comparable store sales and control our expenses. We had our first fiscal year of positive Company Store comparable sales since the end of Fiscal 2007. Some of our other key financial results for Fiscal 2011 include:

•	Company-owned comparable store sales increased 4.0% for the year as compared to the prior year.

•

We held general and administrative expenses for the year to $37.8 million as compared to $37.3 million in 2010 which include charges of $2.9 million relating to performance based compensation, $1.0 million for outstanding litigation settlement and related costs and $0.5 million due to the 53rd week in Fiscal 2011.

•	Our non-GAAP adjusted operating profit(1) increased $5.9 million from Fiscal 2010 to $45.1 million and we reduced our net loss to $8.3 million for Fiscal 2011 from $16.7 million from Fiscal 2010.

We also delivered on our strategic plan objectives by expanding our beverage and food portfolio across all day parts, extending our CPG distribution to 30,000 outlets, and completing our refranchise initiative, while accelerating the development of franchise and non-traditional stores.

In Fiscal 2011, we implemented annual and long-term incentive compensation programs to reward employees, including our Named Executive Officers, for achievements which support our BLEND Plan and the attainment of business and financial measures that enhance stockholder value. The following lists key compensation matters for 2011 with respect to our Named Executive Officers:

•

Base Salary. As part of our emphasis on competitive pay practices based upon our review of our peer group of companies as well as increased levels of responsibility for certain of our Named Executive Officers, we increased the base salaries for Ms. Luey, Mr. Schroder and Ms. Washington by 5.8%, 9.0% and 6.0%, respectively.

•

Cash Incentive Compensation. Consistent with our emphasis on rewarding achievement of short-term and long-term strategic and operational goals, based upon our 2011 financial and operational performance, we awarded cash bonuses under our Management Incentive Plan ranging from 70% to 83% of our annual performance bonus targets (or 29% to 70% of base salary).

•

Equity Compensation. As part of our focus on competitive pay practices, retention and long-term goals, we also provided additional equity grants in the form of stock options or restricted stock units to our Named Executive Officers generally along a level consistent with prior years, which equity grants vest annually over a four-year vesting period.

(1)	Non-GAAP adjusted operating profit is calculated as net income (loss) as determined in accordance with GAAP, excluding general and administrative costs, depreciation and amortization and other items whose impact we do not view as reflective of our core operations such as interest income and expense, income taxes, impairment of long-lived assets, store pre-opening expenses, lease terminations and closure expenses and other operating expenses.

Compensation and Executive Development Committee

Our Compensation and Executive Development Committee has the responsibility for establishing, implementing and monitoring our compensation philosophy and programs. The committee determines compensation for our executives, including annual base salary compensation, non-equity incentive plan payments, equity awards and all other compensation and compensation procedures applicable to our Named Executive Officers. Our Compensation and Executive Development Committee is composed of members who are not, and never have been, employees of the Company.

Role of Senior Management and Consultant in Compensation Decisions

While the Compensation and Executive Development Committee does not delegate any of its functions to others in setting compensation, several members of senior management participate in the committee’s executive compensation process. For example, the Compensation and Executive Development Committee takes into consideration recommendations of our CEO, based on performance reviews he conducts with each of the executive officers, including the Named Executive Officers. Our CEO does not participate in discussions regarding his own compensation.

Historically, the Compensation and Executive Development Committee has retained compensation consultants to assist it in its review of Named Executive Officer compensation. The Compensation and Executive Development Committee has used the findings and recommendations of compensation consultants to help ensure that management’s compensation recommendations are in line with the Company’s priorities and to properly incentivize actions that improve Company performance and are reasonable when compared to the market for executive talent. In addition, the committee believes that the engagement of an independent consultant from time to time helps enhance the overall independence of the committee’s decision-making. As will be discussed below, in Fiscal 2011, the committee engaged Frederic W. Cook and Company (“Frederic W. Cook”) as a consultant. Frederic W. Cook does not perform any other work on behalf of management or the Company. The Compensation and Executive Development Committee intends to continue retaining the services of third party executive compensation specialists from time to time, as the committee deems necessary or helpful, in connection with the establishment and development of our compensation philosophy and programs.

Objectives and Components of Our Executive Compensation Program

The primary objectives of our executive compensation program are as follows:

•	Deliver pay for performance;

•	Drive strong business results;

•	Support teamwork; and

•	Attract and retain strong talent.

We believe that pursuing these objectives will help us attract and retain qualified executives who are results oriented, engaged and passionate about our brand and are able to help us execute our BLEND Plan. The ability to embrace our mission and culture are also important components in driving these objectives.

Our compensation programs provide a mix of fixed compensation and short-term and long-term incentive awards tied to the achievement of specific business objectives and corporate financial goals (both short-term and long-term), as well as each executive’s individual performance. We strive to continue to be competitive in a challenging economic environment, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

Elements of Our Compensation Programs, Why We Chose Each Element and How We Chose the Amount for Each Element

The compensation program for our executive officers consists of the following elements:

•	Base Salary;

•	Non-Equity Incentive Compensation;

•	Equity Based Compensation; and

•	General Team Member Benefits.

The exact base pay, cash incentive bonus targets and equity grant amounts are chosen in an attempt to attract and retain the best people available that possess the skills necessary to help us achieve the objectives set forth under our BLEND Plan.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward an individual’s current contributions to the Company and to compensate them for their expected day-to-day performance. The Compensation and Executive Development Committee determines base salary levels for executives on an annual basis. Increases in salaries are generally based on both individual performance and our merit increase budget for the year. Other factors that may influence setting of or changes in base salary levels include total company performance, the executive’s experience, responsibilities, management abilities and job performance, current market conditions and analysis of competitive salaries payable for similar positions at other comparable companies. Salary increases may also be awarded in connection with an individual’s promotion to a new role.

In May 2011, Ms. Luey was promoted to Chief Financial and Administrative Officer (“CFO”) and Mr. Schroder was promoted to Chief Operating Officer (“COO”). Julie Washington was promoted in May 2011 to Senior Vice President and General Manager, Consumer Products. Ms. Luey, Mr. Schroder and Ms. Washington were awarded an increase in base salary based on the committee’s determination that their responsibilities had increased considerably and to offer more competitive base salaries as compared to our peer group. We increased the base salaries for Ms. Luey, Mr. Schroder and Ms. Washington by 5.8%, 9.0% and 6.0%, respectively. In January 2012, Ms. Washington was promoted to Chief Brand Officer.

Non-Equity Incentive Compensation

We believe that non-equity incentive compensation in the form of a short-term cash incentive bonus is an important factor in motivating our management team as a whole, and individual executives, in particular, to perform at their highest level toward achievement of the objectives set forth in our BLEND Plan.

Fiscal Year 2011

Under our Management Incentive Plan, the Compensation and Executive Development Committee was provided the authority to establish performance periods, to set performance goals and to determine the relative weight to be given to each performance goal. The performance periods selected for 2011 were comprised of two performance periods, with the initial performance period consisting of the first and second fiscal quarters and the second performance period consisting of the third and fourth fiscal quarters. The criteria determined by the committee for the first performance period of Fiscal 2011 consisted of financial metrics, including the achievement of an operating profit target, positive comparable store sales and the achievement of a general and administrative expense target and strategic metrics that were in alignment with our BLEND Plan.

If each of the target metrics were achieved in a particular performance period for Fiscal 2011, participants would be eligible for a target award, based on the participant’s position, as follows:

Title	Target Award as a % of Base Salary During Performance Period
President and Chief Executive Officer	100%
President Stores/Chief Operating Officer	50%
Chief Financial Officer	50%
Senior Vice President	40%

	Weighting
Position	Co. Financial Objectives	Dept. Strategic Objectives	Personal Objectives
President and Chief Executive Officer	75%	25%	0%
President Stores/Chief Operating Officer	70%	30%	0%
Chief Financial Officer	70%	30%	0%
Senior Vice President/Group Vice President/Vice President	60%	30%	10%

The components approved by the Compensation and Executive Development Committee for the first performance period consisted of a financial component and a strategic component, as follows:

Financial Components:

•	Achievement of specific adjusted operating profit goal

•	Positive comparable store sales

•	G&A expense target (excluding litigation, expenses associated with pursuit of new strategic opportunities and other one-time expenses)

Strategic Components:

•	Completion of Company refranchising program

•	Commercialization of additional CPG agreements

•	Implementation of executive succession plan

•	Leadership and culture development

•	Optimization of current organization structure to accelerate performance

•	Completion of comprehensive store portfolio strategies

•	New product launches

Personal Components: The components of personal goals were directly related to each Named Executive Officer at the Senior Vice President level. Ms. Shields’ personal goals directly related to successful new product launches, and Ms. Washington’s personal goals directly related to successful commercialization of additional CPG agreements.

While a majority of the strategic components were achieved in the first performance period, not all the financial components were met. As a result, the Compensation and Executive Development Committee approved an aggregate amount of $300,000 to be distributed to the participants of the Management Incentive Plan. From this amount, Mr. White was paid an amount based upon achievement of 53% of the bonus related to his strategic objectives and the other Named Executive Officers were paid amounts based upon achievements ranging from 42% to 53% of their bonus related to the strategic objectives. See the 2011 Summary Compensation Table for payouts under our Management Incentive Plan to all Named Executive Officers.

The guidelines approved by the Compensation and Executive Development Committee for the second performance period consisted of a financial component and a strategic component, as follows:

Financial Components:

•	Achievement of specific adjusted operating profit goal

•	Positive comparative store sales

•	G&A expense target (excluding litigation, expenses associated with pursuit of new strategic opportunities and other one-time expenses)

Strategic Components:

•	Launch of “Growth Platform” initiative

•	Implementation of Domestic and International growth plan

•	Optimization of Supply Chain Sourcing and Distribution

•	Company re-branding and enhancement initiative

Personal Components: The components of personal goals directly related to each Named Executive Officer at the Senior Vice President level. Ms. Shields’ personal goals related to the successful launch of Growth Platform products and the Company re-branding and enhancement initiative, and Ms. Washington’s personal goals related to the successful commercialization of additional CPG agreements.

All Named Executive Officers Objectives are described under Strategic Components.

Since the Company achieved both its financial component and its strategic component during the second performance period, the Compensation and Executive Committee approved an aggregate amount of $2.6 million to be distributed to the participants of the Management Incentive Plan. From this amount, the Named Executive Officers received bonus payments based upon achievement of all of the financial and strategic objectives and, if applicable, personal objectives.

For Fiscal 2011, the total bonus payments to Named Executive Officers in the aggregate ranged from 70% to 83% of their respective annual performance bonus targets. See the 2011 Summary Compensation Table for payouts under our Management Incentive Plan to all Named Executive Officers.

Fiscal Year 2012

The Compensation and Executive Development Committee approved continuing the Management Incentive Plan for Fiscal 2012 and the use of two separate performance periods that would include financial and strategic performance goals consistent with the Blend Plan 2.0. If each of the target metrics is achieved in a particular performance period for Fiscal 2012, participants will be eligible for a target award, based on the participant’s position, as follows:

Title	Target Award as a % of Base Salary During Performance Period
President and Chief Executive Officer	100%
President Stores/Chief Operating Officer	50%
Chief Financial Officer	50%
Senior Vice President	40%

Under the Management Incentive Plan, a program participant will also be eligible for an additional 25% of a participant’s target award amount as a maximum award if the general and administrative expense target is achieved, and the Company’s operating profit for the performance period exceeds the target award level by a pre-determined amount.

Equity Incentive Compensation

Equity incentives are awarded upon hire and as determined by the Compensation and Executive Development Committee. Awards vest over multiple years of employment, providing both short- and long-term retention incentives, while also aligning employee interests with stockholder interests by providing an opportunity for increased rewards such as stockholder return increases.

Each of our Named Executive Officers is eligible to receive stock option grants, stock awards and restricted stock units under our 2006 Employee, Director, and Consultant Stock Plan (the “2006 Stock Plan”) based on his or her individual performance and contributions to our success.

Pursuant to the terms of the 2006 Stock Plan, all grants of stock options, stock awards and restricted stock units under the plan are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. The exercise price of stock options is the closing or last quoted price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the Compensation and Executive Development Committee determine that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant, stock award or restricted stock unit grant may be selected.

The Compensation and Executive Development Committee individually approves all stock option grants, stock awards and restricted stock unit awards to all of our officers at or above the vice president level. The Equity Award Committee, comprised of members of our management team, has been delegated the authority by the Board of Directors to approve options and restricted stock unit grants below the vice president level. The Board of Directors or the Compensation and Executive Development Committee has the right to suspend the ability of the Equity Award Committee to award stock option and restricted stock unit grants for any reason at any time. Executive officers are not treated differently from other team members receiving stock option or restricted stock unit grants.

The Compensation and Executive Development Committee generally seeks to determine annual equity grants for executives in the fourth quarter of each fiscal year. Interim or “off cycle” equity awards are made to newly hired team members as “initial grants”, promotional grants for those taking on significant additional responsibilities or other team members when circumstances warrant it and are made effective on a fixed quarterly schedule as described above. Ms. Luey, Mr. Schroder and Ms. Washington were each granted an additional equity award in recognition of their respective additional responsibilities in May 2011, based on the committee’s determination that their respective responsibilities had increased considerably and to have their overall compensation more competitive as compared to our peer group.

The Compensation and Executive Development Committee generally considers a range of factors in setting the number of shares underlying stock option, stock award or restricted stock unit awards to be awarded to Named Executive Officers, including assessments of individual performance, the Compensation and Executive Development Committee’s determination that restricted stock unit awards, stock awards and stock options are effective means of retaining valuable executives, the fair market value of the Company’s common stock at the times awards are made, the potential contribution that each Named Executive Officer could be expected to make in the future, the Named Executive Officer’s targeted total direct compensation, grants of restricted stock units and stock options and other equity based awards previously granted to such Named Executive Officer, and the size of awards and total compensation provided to others holding similar positions at companies included in our executive compensation peer group (as set forth in more detail below). All stock options granted to the Named Executive Officers in Fiscal 2011 vest over a four-year period.

Competitive Compensation Data

To assist with the determination of the compensation made to our executive officers for Fiscal 2011, the Compensation and Executive Development Committee retained the services of Frederic W. Cook to benchmark executive compensation and to provide a comparison of total and individual elements of executive compensation provided to our executive team, relative to compensation paid to persons holding similar positions at companies in our executive compensation peer group (as set forth in more detail below). Frederic W. Cook worked closely with our human resources department and management to access our data and review our compensation practices and philosophy. Frederic W. Cook provided the Company with benchmarking information and executive compensation data and pay practices with specific focus on practices involving equity grants. The Compensation and Executive Development Committee reviewed Frederic W. Cook’s consulting services with management and determined that these services did not constitute a conflict of interest or prevent Frederic W. Cook from being objective in its work for the Compensation and Executive Development Committee.

To support our objective of ensuring we are developing an executive compensation program that is sufficiently competitive to attract and retain key executives who can support and execute our BLEND Plan 2.0, the Compensation and Executive Development Committee evaluated executive compensation information from a specific group of comparable companies. This process allowed the Compensation and Executive Development Committee to set total compensation at levels for Fiscal 2011 that it believes are appropriate to retain and motivate our Named Executive Officers, and to develop a compensation program for Fiscal 2012 and beyond focused on completion of our financial and strategic revitalization with the purpose of positioning us to enter a phase of growth.

The Compensation and Executive Development Committee, with the assistance of Frederic W. Cook, identified our executive compensation peer group, selecting companies that are similar to us in industry, revenue, net income, number of employees and market capitalization. In determining our Fiscal 2011 peer group, the Compensation and Executive Development Committee selected companies in the quick service restaurant and fast casual dining spaces with revenue ranging from $102 million to $901 million, net income (loss) ranging from $(25) million to $35 million, employee counts ranging from approximately 1,245 to 23,198, and market capitalization ranging from $40 million to $1,386 million. The companies that comprised our Fiscal 2011 executive compensation peer group were:

O’Charley’s	Red Robin	Cosi

California Pizza Kitchen	Krispy Kreme	Peet’s Coffee & Tea

BJ’s Restaurants	Frisch’s Restaurants	AFC Enterprises

Luby’s	Sonic	Famous Dave’s

Caribou Coffee	Carrol’s Restaurant

J. Alexander’s	Einstein Noah

During its evaluation, the Compensation and Executive Development Committee considered the information provided by Frederic W. Cook. It also considered more specifically the recommendation of Frederic W. Cook with respect to all elements of compensation made to our Named Executive Officers to use the 50th percentile for executive officers at the peer group companies as a guide, also taking into account and adjusting for the fact that we are located in the San Francisco bay area which has a higher than average national cost of living. The annual grants of stock options and restricted stock unit awards made to our Named Executive Officers were ultimately based in part on a variety of factors, including data provided by Frederic W. Cook, the Company’s financial performance to date, individual performance of the Named Executive Officers, and some discretion exercised by our CEO in making his recommendations to the Compensation and Executive Development Committee.

Other General Team Member Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same terms as other employees, except that the executive officers did not participate in the employer match under our 401(k) plan in Fiscal 2011. Except in limited circumstances, it is our practice not to provide any special perquisites or benefits to executive officers unless it is necessary to retain their employment. We do not provide tax gross-ups of any perquisites.

2012 Compensation Strategy

In Fiscal 2012, our compensation strategy will continue to align with our financial and strategic objectives and is designed to attract and retain a highly-qualified, motivated, talented and diverse workforce to build business value through people, deliver pay for performance and drive strong business results in a supportive teamwork focused environment. We plan to continue to use a combination of both short-term and long-term incentives to motivate our management team to drive success in Fiscal 2012. The components will include competitive base salaries, cash incentive bonuses, and equity incentive compensation that may include options, stock awards and restricted stock units. Our management team is focused on achieving success and improving stockholder equity in a continued challenging economic environment.

Severance and Change in Control Arrangements

As more fully described below in the section entitled “Potential Payments upon Termination or Change in Control,” we entered into employment agreements with certain of our Named Executive Officers providing for severance payments upon their termination of employment without “cause” or upon a “constructive termination.” The decision to grant these benefits was based on offering what we believed was needed to attract, retain and motivate Mr. White and the other Named Executive Officers, given the challenging circumstances and uncertain times we were facing. The Compensation and Executive Development Committee believes these employment agreements and the severance payments upon their termination of employment without “cause” or upon a “constructive termination” will protect employee and stockholder value by promoting stability and continuity of our executive team, which is desirous given our the need for the Company to revitalize itself for future growth and long-term stockholder value.

Analysis of Risk Relating to Our Compensation Programs

At the direction of our Compensation and Executive Development Committee, our benefits committee, comprised of management of the Company, reviewed the Company’s compensation plans and policies, and considered any potential material risks they may create in discussions guided by Frederic W. Cook, our compensation consultant. The benefits committee reported to the Compensation and Executive Development Committee its determination that the Company’s executive compensation program does not encourage excessive risk or unnecessary risk taking, because our programs have been balanced to focus our executives on the short- and long-term financial and operational performance of the Company.

Say-on-Pay

The Company is required to permit a separate non-binding stockholder vote to approve the compensation of its executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a “Say-On-Pay” proposal, permits shareholders to endorse or not endorse the Company’s executive compensation program. Because the stockholders’ vote is advisory, it will not be binding on the Company. However, when setting compensation and in determining compensation policies, our Compensation and Executive Development Committee took into account the results of the May 2011 stockholder advisory vote on executive compensation. Our stockholders approved the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2011 annual meeting and approved the

Board’s recommendation to hold advisory votes on a tri-annual basis. Approximately 99% of votes cast were voted in favor of the Company’s executive compensation. The Committee believes that the results of these votes is evidence that the Company’s compensation policies and decisions are in the best interests of its shareholders and expects to apply similar principles going forward.

Tax Considerations

Our Compensation and Executive Development Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our executive officers to $1 million annually. The stock options granted to our executive officers under the 2006 Stock Plan are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses payable under our non-equity incentive plan do not qualify as performance-based compensation for purposes of Section 162(m). The Compensation and Executive Development Committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation but reserves the right to provide for compensation to executive officers that may not be fully deductible.

Compensation and Executive Development Committee Report

We, the Compensation and Executive Development Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2012.

Submitted by the Company’s Compensation and Executive Development Committee of the Board of Directors:

Brian Swette, Chairman

Richard L. Federico

Andrew R. Heyer

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated persons serving as executive officers at January 3, 2012 (our “Named Executive Officers”):

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus Earned for Fiscal Year ($)(2)	Bonus Paid in Stock for Fiscal Year ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
James D. White	2011	550,000	—	—	—	93,870	386,438	315	1,030,623
President and Chief Executive Officer	2010	550,000	88,000	132,000	—	101,355	—	293	871,648
	2009	550,000	—	—	—	—	137,500	8,175	695,675

Karen L. Luey	2011	319,000	—	—	—	66,768	131,938	287	517,993
Executive Vice President, Chief	2010	296,538	27,900	41,850	—	109,764	—	266	476,318
Financial & Administration Officer	2009	275,000	—	—	26,850	37,232	—	8,831	347,913

Bruce Schroder	2011	287,500	—	—	—	66,768	124,425	259	478,952
Executive Vice President, Chief
Operating Officer (7)

Susan Shields	2011	275,000	—	—	—	23,468	79,100	248	377,815
Sr. Vice President,	2010	275,000	17,600	26,400	—	40,542	—	248	359,790
Chief Innovation Officer (8)

Julie Washington	2011	257,500	—	—	—	41,363	80,550	232	379,645
Sr. Vice President, Chief Brand
Officer (9)

(1)	Reflects salaries paid for the respective fiscal year.
(2)	Reflects discretionary bonuses paid in cash for the respective fiscal year.
(3)	Reflects discretionary bonuses paid in stock for the respective fiscal year. Values are calculated based on the closing price of our common stock on the date of grant.
(4)	Represents the aggregate fair market value of stock options and restricted stock units calculated in accordance with the fair value method. The grant date fair value of options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Option valuation models, including Black-Scholes, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the zero coupon U.S. Treasury rates appropriate for the expected term of the award. We apply the guidance provided by the SEC Staff Accounting Bulletin No. 110 to determine expected life. Expected dividends are zero based on our history of not paying cash dividends on the Company’s common stock. Expected volatility is based on a 75/25 blend for Fiscal Years 2011 and 2010 and a 50/50 blend for Fiscal Year 2009, respectively, of historic daily stock price observations of the Company’s common stock since its inception and historic daily stock price observations of the Company’s peers during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models or assumptions. The fair value of restricted stock units is based on the Company’s closing stock price on the date of grant. The following table includes the assumptions used to calculate the grant date fair value of option grants reported for fiscal years 2011, 2010 and 2009 on a grant by grant basis:

Name	Grant date	Options granted	RSUs granted	Exercise Price ($)	Closing price on grant date ($)	Volatility (%)	Expected Life (Years)	Risk Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value per Share ($)
James D. White	11/14/2011	100,000	—	$1.61	$1.61	0.6326	6.25	0.91	—	$0.94
	11/12/2010	75,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35

Karen L. Luey	11/14/2011	43,000	—	$1.61	$1.61	0.6326	6.25	0.91	—	$0.94
	5/26/2011	20,000	—	$2.21	$2.21	0.6381	6.25	1.72	—	$1.32
	11/12/2010	40,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35
	6/1/2010	40,000	—	$2.27	$2.27	0.6551	6.25	2.09	—	$1.39
	11/16/2009	40,000	—	$1.79	$1.79	0.5929	5	2.19	—	$0.93
	11/16/2009	—	15,000	—	$1.79	—	—	—	—	$1.79

Bruce Schroder	11/14/2011	43,000	—	$1.61	$1.61	0.6326	6.25	0.91	—	$0.94
	5/26/2011	20,000	—	$2.21	$2.21	0.6381	6.25	1.72	—	$1.32

Susan Shields	11/14/2011	25,000	—	$1.61	$1.61	0.6326	6.25	0.91	—	$0.94
	11/12/2010	30,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35

Julie Washington	11/14/2011	30,000	—	$1.61	$1.61	0.6326	6.25	0.91	—	$0.94
	5/26/2011	10,000	—	$2.21	$2.21	0.6381	6.25	1.72	—	$1.32

(5)	Reflects annual incentive bonus awards earned for the respective fiscal year.
(6)	See the “All Other Compensation” table below for additional information.
(7)	Mr. Schroder became a Named Executive Officer in 2011, but was not a Named Executive Officer in previous years.
(8)	Ms. Shields became a Named Executive Officer in 2010, but was not a Named Executive Officer in previous years.
(9)	Ms. Washington became a Named Executive Officer in 2011, but was not a Named Executive Officer in previous years.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums ($)(1)	Relocation Expenses ($)	Tax Payments ($)	Company Contribution to 401(k) Plan ($) (2)	Total ($)
James D. White	$315	—	—	—	$315
Karen L. Luey	$287	—	—	—	$287
Bruce Schroder	$259	—	—	—	$259
Susan Shields	$248	—	—	—	$248
Julie Washington	$232	—	—	—	$232

(1)	Reflects premiums paid on group term life insurance benefits and long term disability benefits.
(2)	No Company Contributions to 401(k) Plan were made to the Named Executive Officers in Fiscal 2011.

Grants of Plan-Based Awards at 2011 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended January 3, 2012 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

	Grant date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All other stock awards: # of shares of stock or units (#)	All other option awards: # of securities underlying options (3) (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards (4)($)
Name (1)			Threshold ($)	Target ($)	Maximum ($)
James D. White	3/2/2011		—	550,000	687,500
	11/14/2011	(1)	—		—	—	100,000	$1.61	$93,870
Karen L. Luey	3/2/2011		—	164,000	205,000
	5/26/2011	(1)	—		—	—	20,000	$2.21	$26,404
	11/14/2011	(1)	—	—	—	—	43,000	$1.61	$40,364
Bruce Schroder	3/2/2011		—	150,000	187,500
	11/14/2011	(1)	—	—	—	—	43,000	$1.61	$40,364
	5/26/2011	(1)	—		—	—	20,000	$2.21	$26,404
Susan Shields	3/2/2011		—	110,000	137,500
	11/14/2011	(1)	—		—	—	25,000	$1.61	$23,468
Julie Washington	3/2/2011		—	106,000	132,500
	11/14/2011	(1)	—	—	—	—	30,000	$1.61	$28,161
	5/26/2011	(1)	—		—	—	10,000	$2.21	$13,202

(1)	The Compensation and Executive Development Committee approved equity awards for certain of the Named Executive Officers on November 3, 2011 for the November grant and on May 18, 2011, for the May grant. All stock option grants are subject to a four-year vesting schedule. Pursuant to the 2006 Stock Plan, grants are generally made effective three trading days after each of our quarterly public earnings releases. The exercise price is the closing or last price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the committee determines that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant may be selected.
(2)	The Compensation and Executive Development Committee approved a performance bonus program called the Management Incentive Plan that included the Named Executive Officers on March 2, 2011, as described above under the section entitled “Compensation Discussion and Analysis.” These columns show the threshold, target and maximum potential payout under the Management Incentive Plan for each of the Named Executive Officers. The target payouts and maximum payouts listed represent the target and maximum amounts payable based on the Fiscal 2011 target metrics described above in the Section entitled “Compensation Discussion and Analysis,” taking into account the base salaries paid to each of the Named Executive Officers as of January 3, 2012, the last day of Fiscal 2011. Actual payouts under the Management Incentive Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled “2011 Summary Compensation Table.” Mr. White’s target is determined in accordance with his employment agreement, and the targets for the other Named Executive Officers are determined by the Compensation and Executive Development Committee.
(3)	The November 2011 option grants represent the grant of annual awards typically granted under the 2006 Stock Plan. Annual grants are typically made in the fourth fiscal quarter of each year. The grants of the options to Ms. Luey, Mr. Schroder and Ms. Washington on May 26, 2011 were made based on the Compensation and Executive Development Committee’s determination that their respective responsibilities had increased considerably. The vesting of stock option grants is described in the section entitled “Compensation Discussion and Analysis—Equity Incentive Compensation—Our 2006 Employee, Director and Consultant Stock Plan.”
(4)	This amount reflects the grant date fair value of the awards granted in Fiscal 2011. The calculation of grant date fair value is explained in Footnote 4 to the 2011 Summary Compensation Table, above.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information with respect to the number and value of all unexercised options or unvested portions of restricted stock units previously awarded to our Named Executive Officers as of January 3, 2012:

OUTSTANDING EQUITY AWARDS AT JANUARY 3, 2012

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
James D. White	1,125,000	375,000	(3)	$0.60	12/2/2018	—		—
	18,750	56,250	(13)	$2.22	11/12/2020	—		—
	0	100,000	(15)	$1.61	11/14/2021	—		—

Karen L. Luey	30,000	0	(10)	$9.51	6/14/2017	—		—
	12,000	0	(2)	$4.48	12/7/2017	—		—
	103,080	34,360	(4)	$1.31	9/3/2018	—		—
	22,000	0	(5)	$1.31	9/3/2018	—		—
	26,667	13,333	(6)	$1.79	11/16/2019	—		—
	10,000	30,000	(12)	$2.27	6/1/2020	—		—
	10,000	30,000	(13)	$2.22	11/12/2020	—		—
	0	20,000	(14)	$2.21	5/26/2021	—		—
	0	43,000	(15)	$1.61	11/14/2021	—		—
						5,000	(8)	$6,600

Bruce Schroder	18,750	56,250	(12)	$2.27	6/1/2020	—		—
	10,000	30,000	(13)	$2.22	11/12/2020	—		—
	0	20,000	(14)	$2.21	5/26/2021	—		—
	0	43,000	(15)	$1.61	11/14/2021	—		—

Susan Shields	12,500	12,500	(11)	$0.36	3/19/2019	—		—
	20,000	10,000	(6)	$1.79	11/16/2019	—		—
	20,000	20,000	(7)	$1.79	11/16/2019	—		—
	7,500	22,500	(13)	$2.22	11/12/2020	—		—
	0	25,000	(15)	$1.61	11/14/2021	—		—
						5,000	(8)	$6,600

Julie Washington	10,000	30,000	(12)	$2.27	6/1/2020	—		—
	8,750	26,250	(13)	$2.22	11/12/2020	—		—
	0	10,000	(14)	$2.21	5/26/2021	—		—
	0	30,000	(15)	$1.61	11/14/2021	—		—

(1)	Reflects options and restricted stock units granted under the 2006 Stock Plan, options or stock awards assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company, under the Jamba Juice Company 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).
(2)	Reflects options granted under the 2006 Stock Plan on December 7, 2007. Vesting on all options to purchase common stock commenced on December 7, 2007 and vested in four equal installments on each of December 7, 2008, December 7, 2009, December 7, 2010 and December 7, 2011.
(3)	Vesting on Mr. White’s option to purchase common stock commenced on December 1, 2008 and, assuming Mr. White continues providing services to the Company, will vest and become exercisable in equal installments on December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012.

(4)	Vesting on Ms. Luey’s options to purchase Common Stock commenced on September 3, 2008 and, assuming Ms. Luey continues providing services to the Company, will vest and become exercisable in equal installments on September 3, 2009, September 3, 2010, September 3, 2011 and September 3, 2012.
(5)	Vesting on Ms. Luey’s options to purchase Common Stock commenced on September 3, 2008 and vested and become exercisable in equal installments on September 3, 2009, and September 3, 2010.
(6)	Vesting on these options to purchase Common Stock commenced on November 16, 2009 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 16, 2010, November 16, 2011, and November 16, 2012.
(7)	Vesting on Ms. Shield’s options to purchase Common Stock commenced on November 4, 2009 and, assuming Ms. Shields continues providing services to the Company, will vest and become exercisable in equal installments on November 4, 2010, November 4, 2011, November 4, 2012, and November 4, 2013.
(8)	Vesting on restricted stock unit awards commenced on November 16, 2009 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 16, 2010, November 16, 2011, and November 16, 2012.
(9)	Market values have been estimated using a price per share of $1.32, which was the closing price of our common stock on January 3, 2012.
(10)	Vesting on Ms. Luey’s option to purchase common stock commenced on April 23, 2007 and vested and became exercisable in equal installments on April 23, 2008, April 23, 2009, April 23, 2010 and April 23, 2011.
(11)	Vesting on Ms. Shields’ option to purchase common stock commenced on March 19, 2009 and, assuming Ms. Shields continues providing services to the Company, will vest and become exercisable in equal installments on March 19, 2010, March 19, 2011, March 19, 2012 and March 19, 2013.
(12)	Vesting on these options to purchase Common Stock commenced on June 1, 2010 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on June 1, 2011, June 1, 2012, June 1, 2013 and June 1, 2014.
(13)	Vesting on these options to purchase Common Stock commenced on November 12, 2010 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 12, 2011, November 12, 2012, November 12, 2013 and November 12, 2014.
(14)	Vesting on these options to purchase Common Stock commenced on May 26, 2011, and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on May 26, 2012, May 26, 2013, May 26, 2014 and May 26, 2015.
(15)	Vesting on these options to purchase Common Stock commenced on November 3, 2011, and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on November 3, 2012, November 3, 2013, November 3, 2014 and November 3, 2015.

Option Exercises and Stock Vested During Last Fiscal Year

OPTION EXERCISES AND STOCK VESTED AT JANUARY 3, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

James D. White	—	—	—	—
Karen L. Luey	—	—	5,000	$7,950
Bruce Schroder	—	—	—	—
Susan Shields	—	—	5,000	$7,950
Julie Washington	—	—	—	—

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised. No options to purchase our Common Stock were exercised by our Named Executive Officers in Fiscal 2011.
(2)	Based on the market value of the underlying shares on vesting date multiplied by the number of shares vested.

The Company does not provide any deferred compensation arrangements or pension plans. As such, the Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

Other than with Mr. White, whose employment agreement is described below, Jamba, through its wholly owned subsidiary, Jamba Juice Company, enters into substantially identical employment agreements with each of its executive officers. Pursuant to the terms of the respective agreements, if one of our executives is terminated without cause or resigns for good reason, such executive will be entitled to (i) that executive’s base salary then in effect, prorated to the date of termination, and any accrued benefits through the date of termination; (ii) a severance payment in an amount equal to twelve (12) months of the executive’s then-current base salary, less applicable withholding, payable on our ordinary payroll schedule and subject to compliance with Section 409A; and (iii) payment of premiums for COBRA coverage for the applicable severance period. In the event that Ms. Luey, Mr. Schroder or Ms. Shields are terminated without cause or resigns for good reason within twelve (12) months following the effective date of a change of control of the Company, in addition to all the severance payments and benefits described above, Ms. Luey, Mr. Schroder and Ms. Shields would each be entitled to receive accelerated vesting in any previously granted restricted stock or stock options which were unvested at the time of termination, subject to the following schedule: (a) previously granted restricted stock or stock options that are up to one year vested: 50% of unvested shares subject to the grant shall vest; (b) previously granted restricted stock or stock options that are between one to two years vested: 75% of unvested shares subject to the grant shall vest; and (c) previously granted restricted stock or stock options that are two or more years vested: 100% of unvested shares subject to the grant shall vest.

Each executive’s respective employment agreement supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral between such executives and the Company or any of its subsidiaries. These agreements also provide that each executive would receive an initial base annual salary set forth in their respective agreement, subject to adjustment for merit increases or promotions and each executive would be entitled to receive stock options and bonus payments, each as approved by the Compensation Committee.

In connection with Mr. White’s appointment as President and Chief Executive Officer, the Company, through its wholly-owned subsidiary, Jamba Juice Company, entered into a three year employment agreement with Mr. White dated November 17, 2008, which automatically renewed for a subsequent two-year term through December 1, 2013 upon completion of the initial three year term. In the event Mr. White is terminated without cause or resigns for good reason independent of a change of control (as such term is defined in Mr. White’s employment agreement), he will be entitled to a severance payment equal to: (A) one year of his base salary then in effect on the date of termination; (B) the average annual cash bonus paid to him for the most recent three years of employment and (C) payment of premiums for COBRA coverage for a twelve-month period. In the event Mr. White is terminated without cause or resigns for good reason within 12 months of a change in control, he will be entitled to a severance payment equal to: (A) eighteen months of his base salary then in effect on the date of termination; (B) a payment equal to one and one-half times the annual target bonus based on the most recent target bonus paid to him; and (C) payment of premiums for COBRA coverage for the eighteen-month period. In addition, Mr. White will be entitled to one year of accelerated vesting in any unvested stock options in the event of a termination without cause or resignation for good reason. In addition, Mr. White’s agreement provides that he is entitled to an annual base salary of $550,000, a one-time signing bonus of $100,000, less applicable withholding, which was paid in a lump sum payment in Fiscal 2008, an annual performance bonus of up to 100% of his base salary then in effect based on targets established by the Board or an appropriate committee thereof and a retention bonus equal to the lesser of $500,000, less applicable withholdings, or such amount as would result in a net of tax amount equal to $300,000 to be paid in a lump sum payment as of the Company’s first regular payroll date following commencement of Mr. White’s employment. One third of the retention bonus vests ratably on each anniversary of the effective date of Mr. White’s employment agreement. Pursuant to the terms of the agreement Mr. White also received a grant of an option to purchase 1,500,000 shares of Common Stock outside of our 2006 Employee, Director and Consultant Stock Plan, which vests 25% per year on each anniversary of the effective date of Mr. White’s employment agreement. Mr. White’s base salary was unchanged in Fiscal 2011.

The exact definitions of “cause,” “constructive termination” and “change of control” are defined in each respective and applicable agreement.

The following table presents our estimate of the dollar value of the payments and benefits payable to our Named Executive Officers upon the occurrence of a termination without cause or resignation for good reason under the circumstances noted above, assuming that such event occurred on January 3, 2012, the last day of Fiscal 2011. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Cash Severance (1)		Equity Acceleration (2)	COBRA Premium (3)
Current officers:
James D. White	$797,979	(4)		$14,356
Karen L. Luey	$328,000		—	$14,356
Bruce Schroder	$300,000		—	$14,356
Susan Shields	$275,000		—	$14,356
Julie Washington	$265,000		—	$14,356

(1)	Reflects 12 months continued salary for each officer.
(2)	No officer is entitled to acceleration of vesting not in connection with a change in control.
(3)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(4)	Includes a payment equal to the average annual cash bonus paid to Mr. White for the most recent three years of employment.

The following table presents our estimate of the dollar value of the payments and benefits payable to our named executive officers in connection with a change of control under the circumstances noted above, assuming that such event occurred on January 3, 2012, the last day of Fiscal 2011. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Cash Severance (1)		Equity Acceleration (2)	COBRA Premium (3)
Current officers:
James D. White	$1,404,657	(4)	$270,000	$21,535
Karen L. Luey	$328,000		$6,944	$14,356
Bruce Schroder	$300,000		—	$14,356
Susan Shields	$275,000		$18,600	$14,356
Julie Washington	$265,000		—	$14,356

(1)	Reflects 18 months continued salary for Mr. White and 12 months continued salary for other current officers.
(2)	Calculated based on the assumption that triggering event takes place on January 3, 2012, the last trading day of Fiscal 2011. Reflects the value of accelerated vesting of outstanding equity awards based on the fair market value of $1.32 per share as of the last trading day of Fiscal 2011. Acceleration of outstanding equity awards with an exercise price above $1.32 per share is not reflected.
(3)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(4)	Includes a payment equal to one and one-half times the most recent annual target bonus paid to Mr. White.

Change in Control Arrangements in our Equity Compensation Plans

Pursuant to the terms of the 2006 Stock Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a “Corporate Transaction,” which is defined as a merger or a sale of all or substantially all of the Company’s assets.

Should a Corporate Transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•

make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;

•

upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or

•

terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan).

In addition, options or stock awards granted under the 1994 Plan and the 2001 Plan which were assumed by the Company pursuant to and in accordance with its merger with Jamba Juice Company may also be entitled to accelerated vesting in certain circumstances.

Pursuant to the 1994 Plan, the Board of Directors has the full authority, but not the obligation, to specify any rules, procedures, adjustments or matters with respect to the 1994 Plan or any options issued under the 1994 Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding options, and/or terminating the 1994 Plan.

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving corporation;

•

a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned or paid during Fiscal 2011 by each individual who served as a director at any time during Fiscal 2011, except for Mr. White, who does not receive compensation for serving as a director under the Company’s compensation policy for non-employee directors since he is an employee of the Company:

2011 DIRECTOR COMPENSATION

Name	Board Fees Earned or Paid in Cash ($)(2)		Board Fees Earned or Paid in Stock ($)		Other Fees Earned or Paid in Cash ($)	Option Awards ($)(3)	Total ($)
Beth Bronner (4)	—		—		—	—	—
Andrew R. Heyer (4)	—		—		—	—	—
Richard L. Federico	$70,000		—		—	$35,905	$105,905
Lesley H. Howe	$100,000		—		—	$35,905	$135,905
Michael Serruya	$20,400	(5)	—		—	$35,905	$56,305
Brian Swette	$40,000		$15,000	(6)	—	$35,905	$97,155
Michael Depatie	$60,000		—		—	$35,905	$95,905
Fritzi Woods (7)	$19,875		$15,000	(6)	—	$35,905	$70,780
Marvin Igelman (7)	$39,600		—		—	$33,005	$72,605

(1)	See the 2011 Summary Compensation Table above for disclosure related to Mr. White who is our current President and Chief Executive Officer. Mr. White is our only employee director and does not receive any additional compensation for his services as a member of our Board of Directors.
(2)	Fees earned are based on membership on the Board and participation in Board or committee chairmanship positions.
(3)	Represents the aggregate fair market value of stock options and restricted stock units calculated in accordance with the fair value method. For more information on this calculation see Footnote 4 to the 2011 Summary Compensation Table above.
(4)	Fees payable for Board services provided by this director pursuant to the terms of our Non-Employee Director Compensation Policy are paid to Mistral Capital Management, LLC.
(5)	Represents compensation paid to Mr. Serruya through May 20, 2011, the date of Mr. Serruya’s resignation from the Board.
(6)	Mr. Swette and Ms. Woods elected to receive one-half of his and her respective Board member cash compensation in an equally valued stock grant.
(7)	Ms. Woods and Mr. Igelman began serving as members of the Board at the 2011 Annual Meeting of Stockholders.

Compensation of Directors

It is the general policy of the Board of Directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. Director compensation is generally reviewed annually by the Compensation and Executive Development Committee, with any changes made by the committee generally becoming effective commencing after the Annual Meeting of Stockholders. All Board members are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board, and reasonable food and lodging expenses incurred in connection therewith.

The Compensation and Executive Development Committee amends our Non-Employee Director Compensation Policy from time to time to ensure that compensation levels are fair and appropriate. As amended to date, non-employee members of our Board are compensated in the following manner:

	Cash Compensation$(1)		Equity Compensation
Annual Retainer:
Board Member	60,000	(4)	(2)
Chairman of the Board (additional)	40,000		—
Lead Director (additional)	20,000	(3)	—
Audit Committee Chair (additional)	20,000		—
Compensation and Executive Development Committee Chair (additional)	10,000		—
Nominating and Corporate Governance Committee Chair (additional)	10,000		—

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders. Each director can elect, in lieu of one-half of their Board Member cash compensation, to take an equally valued stock grant.
(2)	From the 2011 Annual Meeting Date until the 2012 Annual Meeting Date, the annual grant of options given to each director was 25,000. Effective following the 2012 Annual Meeting Date, the annual grant of options given to each director will be replaced with an annual grant of 10,000 restricted stock units. The restricted stock units will be granted pursuant to the 2006 Employee, Director and Consultant Stock Plan and will vest over a period of one year, at a rate of 25% per three-month period following the annual meeting of stockholders.
(3)	The Lead Director position became effective following the 2010 Annual Meeting Date when James D. White, our President and Chief Executive Officer, assumed the additional position of Chairman of the Board. Mr. White will not receive any additional Board compensation for serving in the role of Chairman.
(4)	Andrew Heyer and Beth Bronner have been elected by the holders of the Series B-1 Preferred and, as such, do not personally receive any compensation for their Board services. The Company does, however, pay the Board fees otherwise payable to them to Mistral Capital Management, L.L.C. See the section above entitled CORPORATE GOVERNANCE—Certain Relationships and Related Transactions for more information.

Other than as provided above, there were no other arrangements pursuant to which any director was compensated during the fiscal year ended January 3, 2012 for service as a director.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains four stock-based compensation plans. The Company’s 2006 Employee, Director and Consultant Stock Plan was approved by the Company’s stockholders on November 28, 2006, and currently provides for the granting of up to eight million shares of common stock in the form of nonqualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants. The Company’s 2010 Employee Stock Purchase Plan was approved by the Company’s stockholders on May 20, 2010 and provides an investment benefit to our employees by making available for purchase three million shares of common stock. In connection with our merger with Jamba Juice Company, the Company assumed the outstanding options under the 1994 Plan and the 2001 Plan which provided for granting nonqualified and incentive stock options to employees, non-employee directors and consultants. No additional grants are available under the 1994 Plan and the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 3, 2012:

Plan Category (1)	Number of shares to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options, (b)($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)(3)
Equity compensation plans approved by stockholders	4,677,920	$2.77	5,211,448
Equity compensation plans not approved by stockholders (2)	1,500,000	$0.60	—

Total	6,177,920		5,211,448

(1)	The information presented in this table excludes options assumed by the Company in connection with the merger with Jamba Juice Company. As of January 3, 2012, 108,455 shares of the Company’s Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $8.47 per share.
(2)	Represents an option to purchase 1,500,000 shares of our Common Stock granted to Mr. White outside of the 2006 Employee, Director and Consultant Stock Plan. The grant of this option did not require approval by our stockholders due to its qualification under the “inducement grant exception” provided by Nasdaq Listing Rule 5635(c)(4).
(3)	Included 2,250,942 shares available for future issuance under 2006 Employee, Director and Consultant Stock Plan and 2,960,506 shares available for future issuance under the 2010 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 26, 2012, certain information with respect to the beneficial ownership of the Company’s Common Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

	Shares of Common Stock Beneficially Held		Shares of Series B-1 Preferred Stock Beneficially Held		Shares of Series B-2 Preferred Stock Beneficially Held
Name and Address of Beneficial Owner (1)	Amount (2)	Percent (3)	Amount (2)	Percent (3)	Amount (2)	Percent (3)

Mistral Equity Partners LP (4) 425 Lexington Avenue 3rd Fl. CIBC Wood Gundy New York NY 10017	7,605,800	10.2%	76,058	69.7%	—	*

Mistral Equity GP LLC (5) 425 Lexington Avenue 3rd Fl. CIBC Wood Gundy New York NY 10017	2,743,600	3.9%	27,436	25.1%	—	*

MEP Co-Invest, LLC (6) 425 Lexington Avenue 3rd Fl. CIBC Wood Gundy New York NY 10017	565,500	*	5,655	5.2%	—	*

CanBa Investments, LLC (7) 210 Shields Court Markham A6 L3R8V2	5,795,900	8.0%	—	*	53,609	90.5%

JRP Citadel, Inc. (8) 555 Steeprock Drive Downsview, ON M3J 2Z6	400,000	*	—	*	4,000	6.8%

Thomson Horstmann & Bryant, Inc. (9) 501 Merritt 7 Norwalk, CT 06851	3,812,413	5.7%	—	*	—	*

James D. White (10)	1,358,267	2.0%	—	*	—	*

Karen L. Luey (11)	287,073	*	—	*	—	*

Bruce Schroder (12)	36,154	*	—	*	—	*

Susan Shields (13)	74,041	*	—	*	—	*

Julie Washington (14)	28,025	*	—	*	—	*

Richard L. Federico (15)	154,743	*	—	*	—	*

Brian Swette (16)	232,000	*	—	*	—	*

Lesley H. Howe (17)	128,800	*	—	*	—	*

Andrew R. Heyer (4)(5)(6)	10,914,900	14.0%	109,149	100%	—	*

Marvin Igelman (18)	25,000	*	—	*	—	*

Beth Bronner	—	*	—	*	—	*

Michael Depatie (19)	85,300

Fritzi G. Woods (20)	37,312	*	—	*	—	*

All current directors and executive officers as a group (21)	13,361,615	16.7%	109,149	100%	—	*

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. This table is based upon the most current information supplied to us by current and former officers and directors of the Company and upon information gathered by us about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants or conversion of preferred stock.
(3)	Calculated on the basis of 67,306,639 shares of Common Stock, 109,149 shares of Series B-1 Preferred Stock and 59,240 shares of Series B-2 Preferred Stock outstanding as of March 26, 2012, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 26, 2012 are deemed to be held and outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership but not the percentages of beneficial ownership of other stockholders.
(4)	Represents 76,058 shares of Series B-1 Preferred Stock directly owned by Mistral Equity Partners, LP (“MEP”), a Delaware limited partnership, of which Mistral Equity GP, LLC (“ME GP”) is the general partner. The shares of Series B-1 Preferred Stock are currently convertible into 7,605,800 shares of Common Stock, subject to adjustment. Mr. Heyer is the chief executive officer, sole managing member and a managing director of ME GP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Act”), ME GP may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP and ME GP. ME GP may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP, and Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP and ME GP.
(5)	Represents 27,436 shares of Series B-1 Preferred Stock directly owned by Mistral Equity Partners QP, LP (“MEP QP”), a Delaware limited partnership, of which ME GP is the general partner. The shares of Series B-1 Preferred Stock are currently convertible into 2,743,600 shares of Common Stock, subject to adjustment. Mr. Heyer is the chief executive officer, sole managing member and a managing director of ME GP. By reason of the provisions of Rule 16a-1 of the Act, ME GP may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP QP, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP QP and ME GP. ME GP may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP QP, and Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP QP and ME GP.
(6)	Represents 5,655 shares of Series B-1 Preferred Stock directly owned by MEP Co-Invest, LLC (“MEP C-I”), a Delaware limited liability company, of which Mr. Heyer is the sole managing member. The shares of Series B-1 Preferred Stock are currently convertible into 565,500 shares of Common Stock, subject to adjustment. By reason of the provisions of Rule 16a-1 of the Act, Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP C-I. Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP C-I.
(7)	Represents 53,609 shares of Series B-2 Preferred Stock directly owned by CanBa Investments, LLC and 435,000 shares of Common Stock, based on a Schedule 13-G filed by CanBa Investments, LLC on February 6, 2012. The shares of Series B-2 Preferred Stock are currently convertible into 5,360,900 shares of Common Stock, subject to adjustment.
(8)	Represents 4,000 shares of Series B-2 Preferred Stock directly owned by JRP Citadel, Inc. The shares of Series B-2 Preferred Stock are currently convertible into 400,000 shares of Common Stock, subject to adjustment.

(9)	Based on a Schedule 13-G filed by Thomson Horstmann & Bryant, Inc, an investment advisor in registered under Section 203 of the Investment Advisers Act of 1940, filed on February 1, 2012.
(10)	Represents 214,517 shares of Common Stock held by Mr. White and 1,143,750 shares of Common Stock issuable upon the exercise of vested options held by Mr. White.
(11)	Represents 73,326 shares of Common Stock held by Ms. Luey and 213,747 shares of Common Stock issuable upon exercise of vested options held by Ms. Luey.
(12)	Represents 7,404 shares of Common Stock held by Mr. Schroder, and 28,750 shares of Common Stock issuable upon exercise of vested options held by Mr. Schroder.
(13)	Represents 14,041 shares of Common Stock held by Ms. Shields and 60,000 shares of Common Stock issuable upon exercise of vested options held by Ms. Shields.
(14)	Represents 9,275 shares of Common Stock held by Ms. Washington and 18,750 shares of Common Stock issuable upon exercise of vested options held by Ms. Washington.
(15)	Represents 17,500 shares of Common Stock held by Mr. Federico and 137,243 shares of Common Stock issuable upon exercise of vested options held by Mr. Federico.
(16)	Represents 102,700 shares of Common Stock held by Mr. Swette and 129,300 shares of Common Stock issuable upon exercise of vested options held by Mr. Swette.
(17)	Represents 30,000 shares of Common Stock held by Mr. Howe and 98,800 shares of Common Stock issuable upon exercise of vested options held by Mr. Howe.
(18)	Represents 25,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Igelman.
(19)	Represents 47,800 shares of Common Stock held by Mr. Depatie and 37,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Depatie.
(20)	Represents 12,312 shares of Common Stock held by Ms. Woods and 25,000 shares of Common Stock issuable upon exercise of vested options held by Ms. Woods.
(21)	Represents 528,875 shares of Common Stock, 1,917,840 shares of Common Stock issuable upon the exercise of vested options, and 10,914,900 shares of Common Stock issuable upon the conversion of Series B-1 Preferred Stock. See Notes 4, 5, 6 and 10 through 20, above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for Fiscal 2011, except that Susan Shields, our former Senior Vice President and Chief Marketing Officer and current Chief Innovation Officer, filed one late report with respect to one transaction.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the next Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than 120 days prior to the anniversary of the this year’s proxy materials were released to stockholders, which date shall be December 6, 2012. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, our proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Jamba stockholders will be “householding” our proxy materials. A single Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 or contact our Corporate Secretary by telephone at (510) 596-0100. Stockholders who currently receive multiple copies of the Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement at their address and would like to request “householding” of their communications should contact their broker.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

KAREN L. LUEY

Secretary

April 5, 2012

JAMBA, INC. ATTN: CORPORATE SECRETARY 6475 CHRISTIE AVE, SUITE 150 EMERYVILLE, CA 94608	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1.1	James D. White		☐	☐	☐

1.2	Lesley H. Howe		☐	☐	☐

1.3	Richard L. Federico		☐	☐	☐

1.4	Brian Swette		☐	☐	☐

1.5	Michael A. Depatie		☐	☐	☐

1.6	Fritzi G. Woods		☐	☐	☐
The Board of Directors recommends you vote FOR
proposal 2:			For	Against	Abstain
2	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2013.		☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10K, Notice & Proxy Statement is/are available at www.proxyvote.com .

JAMBA, INC. Annual Meeting of Stockholders May 17, 2012 8:00 A.M. This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James D. White and Karen L. Luey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of equity securities of Jamba, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time on May 17, 2012, at the Jamba Juice Support Center, 6475 Christie Avenue, Suite 150, Emeryville, CA, 94608 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side